Exhibit 99.1

China Carbon Reduces $4M Intercompany Contribution and  Reports 10Q Results for three and six months ended June 30, 2009

NEW YORK, August 20, 2009 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB: CHGI), one of China's largest producers and wholesale suppliers of fine grain and high purity graphite, announced that it received the government’s approval to reduce the registered capital of its subsidiary from $4,000,000 to $100,000, which reduces the Company’s obligation to make a capital contribution to its subsidiary from $4,000,000 to $100,000. The Company intends to fund the $100,000 obligation within 10 days.  Upon payment of the $100,000, all outstanding obligations between the Company’s subsidiaries will be satisfied.

Cash Reserves
As of June 30, 2009, the Company reported cash reserves totaling $6.3 million and shareholder equity of $36,676,000 resulting in a book value of $2.61 per share.
The cash balance will be used for working capital along with the purchase of new machinery and equipment as well as upgrading the baking process in order to double the company’s production capacity from 15,000 tons to 30,000 tons annually.

Future Acquisitions

"While the economic slowdown has made for challenging times for many carbon graphite companies, it is also creating numerous opportunities to acquire quality assets with excellent growth potential at attractive valuations. We are aggressively pursuing acquisition opportunities in the carbon graphite industry and the specialty metals industry."

Results of Operations

Sales. During the six months ended June 30, 2009, we had sales of $6,551,000, as compared to sales of $13,652,000 for the six months ended June 30, 2008, a decrease of $7,101,000, or approximately 52%.  During the three months ended June 30, 2009, we had sales of $3,658,000, as compared to sales of $7,924,000 for the three months ended June 30, 2008, a decrease of $4,266,000, or approximately 54%.  The sales decrease reflects the effects of the global economic downturn as well as the six month closure of Xingyong’s plant facilities as part of the Chinese government’s program to reduce air pollution during the Olympics last year.  This shutdown reduced sales in the first quarter of 2009 because graphite products require a six month lead time for production. During the second quarter of 2009, sales decreased primarily due to weaker graphite electrode demand. Steel manufacturers delayed purchasing new graphite electrodes because of the absence of improvement in the global steel demand. Most of the steel manufacturers are not running full capacity.

The Company is now starting to see an increase in order flow.  The Company received purchase orders late in the second quarter that  it expects will be filled in the third and fourth quarters of 2009.

Gross margin. Our gross margin increased from 25% for the six months ended June 30, 2008 to 26% for the six months ended June 30, 2009. For the three months ended June 30, 2009, our gross margin was 23% as compared with 27% for the second quarter of 2008. Our gross margin reflects our product mix.  During the second quarter of 2009, our sales of products with a lower gross margin increased.

Selling, general and administrative expenses.
Selling, general and administrative expenses totaled $814,000 for the six months ended June 30, 2009, as compared to $600,000 for the six months ended June 30, 2008, an increase of $214,000 or approximately 36%.  Selling, general and administrative expenses totaled $350,000 for the three months ended June 30, 2009, as compared to $415,000 for the three months ended June 30, 2008, a decrease of $65,000 or approximately 16%. The increase in selling, general and administrative expenses was primarily due to the increase in public company expenses.

 Net income available to common shareholders.  Net income available for common shareholders was $1,000,000, or $0.08 per share (basic) and $0.07 per share (diluted) for the six months ended June 30, 2009 and $1,948,000, or $0.15 per share (basic) and $0.10 per share (diluted), for the six months ended June 30, 2008. Net income available for common shareholders was $530,000, or $0.04 per share (basic and diluted), for the three months ended June 30, 2009 and $1,559,000, or $0.12 per share (basic) and $0.08 per share (diluted) for the three months ended June 30, 2008.  During the first quarter of 2008, the Company incurred a deemed preferred stock dividend of $854,000, which is a non-cash charge resulting from the conversion of notes that were issued in the December 2007 private placement into preferred stock and warrants.  There was no similar charge in any other period, so the net income available for common stockholders is the same as the net income.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

CONTACT:  Capital Group Communications
Investor Relations:
Mark Bernhard
415-332-7200
mark@capitalgc.com